Exhibit 99.1

	CONTACT:	BOB READY OR
FOR IMMEDIATE RELEASE		RON STOWELL
DATE: APRIL 8, 2010		(513) 793-3200

LSI INDUSTRIES ANNOUNCES PRELIMINARY THIRD
QUARTER OPERATING RESULTS AND ADDITIONAL SOLID-STATE LED VOLUME

Cincinnati, OH; April 8, 2010 – LSI Industries Inc. (NASDAQ:  LYTS) today announced the following:

•          Based on preliminary information, operating results for the third quarter ended March 31, 2010 are expected to show net sales of between $52,000,000 and $53,500,000 and a net loss of between $(2,600,000) and $(2,100,000), or a diluted per share loss of between $(0.11) and $(0.09).  Included in the results for the third quarter is a loss of approximately $700,000 related to the previously announced sale of the operating assets, facility, and business of LSI Marcole.

Although LSI Industries does not provide net sales and earnings guidance to the financial markets, it deemed this preliminary disclosure appropriate since analyst estimates for the third quarter place net sales between $52 million and $64 million and diluted per share earnings between $0.00 and $0.05.

For the fiscal year ending June 30, 2010, LSI Industries believes net sales will be between $248 million and $260 million, net income will be between $1.8 million and $2.6 million, and diluted per share earnings will be between $0.07 and $0.10.

•          LSI Industries was recently informed by a large national convenience store customer that it intends to expand its re-imaging program utilizing solid-state LED lighting to an additional 2,800+ non-petroleum sites.  LSI expects to begin working on this program during the current quarter, with the expectation that it will be completed in 12 to 18 months.

•          Management intends to provide additional comments on actual third quarter and expected fiscal 2010 operating results, as well as the LED lighting re-imaging program, when it reports its third quarter operating results, which is scheduled for April 22, 2010.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This document contains certain forward-looking statements that are subject to numerous assumptions, risks or uncertainties.  The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements.  Forward-looking statements may be identified by words such as “guidance,” “forecasts,” “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “seeks,” “may,” “will,” “should” or the negative versions of those words and similar expressions, and by the context in which

LSI Industries Inc.
April 8, 2010

they are used.  Such statements are based upon current expectations of the Company and speak only as of the date made.  Actual results could differ materially from those contained in or implied by such forward-looking statements as a result of a variety of risks and uncertainties.  These risks and uncertainties include, but are not limited to, the impact of competitive products and services, product demand and market acceptance risks, reliance on key customers, financial difficulties experienced by customers, potential costs associated with litigation and regulatory compliance, the adequacy of reserves and allowances for doubtful accounts, fluctuations in operating results or costs, unexpected difficulties in integrating acquired businesses, the cyclical and seasonal nature of our business, the ability to retain key employees of acquired businesses and any other factors that may be identified in our reports filed with the Securities and Exchange Commission, including our Form 10-K.  The Company has no obligation to update any forward-looking statements to reflect subsequent events or circumstances.

About the Company

LSI Industries is an Image Solutions company, dedicated to advancing solid-state LED technology in lighting and graphics applications. We combine integrated technology, design, and manufacturing to supply high quality, environmentally friendly lighting fixtures and graphics elements for commercial, retail and specialty niche market applications.  LSI is a U.S. manufacturer with marketing / sales efforts throughout the world with concentration currently on North American, South American, Asian, Australian, New Zealand and European markets.

Building upon its success with the Crossover® LED canopy fixture, LSI is committed to producing affordable, high performance, energy efficient lighting products, including solid-state LED light fixtures, for indoor and outdoor use.  The Company also designs, produces, markets and manages a wide array of custom indoor and outdoor graphics programs including signage, menu board systems, decorative fixturing, LED displays and digital signage, and large format billboard and sports screens using solid-state LED technology.  In addition, we provide design support, engineering, installation and project management for custom rollout programs for today’s retail environment.  The Company’s technology R&D operation located in Montreal, Canada designs, produces and supports high performance light engines and large format billboard, sports and entertainment video screens using solid-state LED technology.

LSI’s major markets are the commercial / industrial lighting, petroleum / convenience store, multi-site retail (including automobile dealerships, restaurants and national retail accounts), sports and entertainment markets.  LSI employs approximately 1,300 people in facilities located in Ohio, New York, North Carolina, Kansas, Kentucky, Rhode Island, Texas and Montreal, Canada.  The Company’s common shares are traded on the NASDAQ Global Select Market under the symbol LYTS.

For further information, contact either Bob Ready, Chief Executive Officer and President, or Ron Stowell, Vice President, Chief Financial Officer, and Treasurer at (513) 793-3200.

Additional note:    Today’s news release, along with past releases from LSI Industries, is available on the Company’s internet site at www.lsi-industries.com or by email or fax, by calling the Investor Relations Department at (513) 793-3200.